Mr. John Neppl
[ADDRESS REDACTED]

May 7, 2019

Dear John,

1.	Offer and Position

We are very pleased to extend an offer of employment to you for the position of EVP, Chief Financial Officer of Bunge Limited (the “Company”). You will report directly to the Chief Executive Officer of Bunge. This offer of employment is subject to the terms and conditions set forth in this letter and are conditioned on your satisfactory completion of certain requirements, as more fully explained below. We are looking forward to having you on the team leading this very important area of the Company and helping to further Bunge's growth and profitability.

2.	Start Date

Subject to satisfaction of the conditions described in this letter, your start date will be May 29, 2019 (the “Start Date”)

3.	Duties

In your capacity as Chief Financial Officer, you will perform such duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you from time to time by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer of the Company, consistent with your role as a senior executive officer of the Company. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company's interests. Notwithstanding the foregoing, you may perform charitable and community activities and, subject to the Board’s prior written approval, serve on the boards of other entities (public or private), provided, that none of these activities interferes with the performance of your duties under this letter or creates a conflict of interest.

4.	Location

Your principal place of employment will be at our corporate headquarters in White Plains, New York, subject to business travel as needed to fulfil your employment duties and responsibilities.

5.	Base Salary

In consideration of your services, you will be paid an initial base salary of $700,000 per annum, subject to annual review by the Board for possible increases, payable in accordance with the standard payroll practices of the Company.

6.	Joining Considerations

You will be paid a one-time signing bonus of $500,000 (gross) within 60 days following the Start Date. If your employment is terminated by the Company for Cause (as defined in section 12) or if you resign your employment within 24 months of the Start Date, you agree to repay a pro rata amount of the gross amount of the signing bonus based on the number of months worked during the first 24 months. For example, if termination occurs for Cause or if you resign after 12 months, you agree to repay 50% or $250,000 of the signing bonus amount.

As soon as practicable following the Start Date, you will also receive the following one-time equity awards:

a)
A one-time equity award of 9,000 performance based restricted stock units that will vest subject to the satisfaction of the Company based performance objectives set forth in the award agreement on March 14, 2022.

b)	A one-time equity award of 14,000 restricted time based stock units that will vest in equal thirds on June 1, 2020; June, 1 2021; and June 1, 2022.

These awards will be subject to the terms and conditions of the EIP and the applicable award agreement.

To the extent permitted by applicable law, you authorize the Company to deduct from any amount due to you, including your final paycheck and any severance benefits, the signing bonus amount subject to repayment. If such deductions are insufficient to reimburse the Company for the full amount owed, you will remain personally liable for the remaining balance.

7.	Annual Bonus Program

You will be eligible to participate in the Company's Annual Incentive Plan (or such successor plan) (the “AIP”). Your target bonus opportunity will be 100% of your base salary with a maximum bonus opportunity of 240% of target. Actual payments will be determined based on goals achieved against the applicable performance goals established by the Compensation Committee of the Board of Directors (the “Compensation Committee”), in its reasonable discretion for the performance period. Your annual bonus opportunity will be subject to the terms and conditions of the AIP (including timing of payments). For the 2019 calendar year, the value of your AIP award will be prorated per your start date with the Company.

8.	Long Term Incentive Program

You will be eligible for consideration for annual awards under the Company's 2016 Equity Incentive Program (or such successor plan) (“EIP”). The value of this award is established annually by the Compensation Committee based on a competitive analysis of Bunge's peer companies and other factors which impact the business. Awards are typically granted in the form of stock options and performance based restricted stock units during the first quarter of each year, as determined by the Compensation Committee. Your first grant will be valued at $2,000,000 and will be made in March 2020. All Long Term Incentive awards are subject to the terms and conditions of the EIP.

9.	Relocation

You will be eligible to participate in Bunge’s relocation program for your move to White Plains, New York. Bunge will cover temporary accommodation for the first 30 days post your start date, and provide you a broker to assist with home hunting services. Additional temporary commuting and living expenses to be based in White Plains prior to your permanent relocation will be at your personal expense.

10.	Benefits and Perquisites

You will be eligible to participate in the employee benefit plans and programs generally available to U.S. salaried employees, subject to the terms and conditions of such plans and programs. The Company will provide you with a description of the plans and programs separately. You will be entitled to paid time-off leave in accordance with the Company's policies in effect from time to time. In addition, you will be eligible for the following supplemental benefits for U.S. based Executive Committee members in accordance with the eligibility and other provisions of such plans and programs:

a)
The Bunge Supplemental Excess Contribution Plan under which you will be credited annually with an amount equal to the difference between (i) 8% of your salary earned plus your annual bonus (AIP) earned and (ii) the amount of company contributions credited to your accounts under the Savings (401-K) Plan and the Bunge Excess Contribution Plan.

b)	Perquisite Allowance: A flexible allowance of $9,600 per annum payable in 24 installments per year.

The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason. In addition, the Company will provide you with coverage under the Company’s customary director and officer indemnification arrangements, subject to applicable law.

11.	Severance

In the event your employment is involuntarily terminated by the Company without ''Cause" (as defined below) or you terminate your employment for Good Reason (as defined below), you will receive a lump sum payment equivalent to 12 months of your then prevailing base salary plus your target annual bonus (AIP).

Payment will be made within sixty (60) days following the date of your termination of employment.
You will also receive a prorated portion of the AIP for the calendar year in which you terminate employment based on a) the company and individual performance goals achieved for the applicable performance period, and b) a fraction where the numerator is the number of days in the fiscal year through your termination date and the denominator is the total number of days in the fiscal year, payable at the time that bonuses are payable to AIP participants generally.

These payments will be subject to the timely execution and non-revocation of a release of any employment related claims and covenants in form and substance reasonably satisfactory to both you and Bunge.

Equity treatment in the event of severance is outlined by the terms of the EIP.

12.	Separation Resulting From A Change of Control

Unless specifically prohibited by the EIP, in the event of (i) the occurrence of a Change of Control (as defined in the EIP) and (ii) a termination of your employment by the Company without Cause or by you for Good Reason as defined in Section 12 on or before the two year anniversary of the occurrence of a Change of Control (the “Change of Control Treatment”), the following treatment shall apply – and supersedes Section 11 above:

(a)	You will receive a lump sum payment equivalent to 24 months of your then prevailing base salary plus two times your target annual bonus (AIP).

(b)	Any restrictions imposed on outstanding RSUs (as defined in the EIP), if any, will be deemed to have expired;

(c)With respect to all outstanding Performance Units (as defined in the EIP) and other performance-based awards, the Compensation Committee (i) shall determine the greater of (x) the payout at the target number of Performance Units granted for the entire Performance Period (as defined in the EIP) and (y) the payout based upon the actual performance level attained as of the last day of the calendar quarter immediately prior to the date of your termination without Cause or resignation for Good Reason, in either case, after giving effect to the accumulation of Dividend Equivalents (as defined in the EIP), and (ii) shall pay to you the greater of such amounts, prorated based upon the number of complete and partial calendar months within the Performance Period which have elapsed as of the date of your termination without Cause or resignation for Good Reason (as applicable). Payment shall be made in cash or in shares, as determined by the Compensation Committee, in its discretion, on the 60th calendar day following the date of your termination of employment with the Company;

(d)All outstanding and unvested Options and SARs (as such terms are defined in the EIP) shall become immediately exercisable; and

(e)Any restrictions imposed on any outstanding and unvested Other Awards (as defined in the EIP) shall be deemed to have expired.

In the event of a Change of Control, any or all outstanding Awards (as defined in the EIP) may be assumed or replaced by the successor entity. In the alternative, the successor entity may substitute equivalent Awards that include the Change of Control Treatment or provide substantially similar consideration to you as was provided to shareholders of the Company (after taking into account the existing provisions of the Awards), which substantially similar consideration shall include the Change of Control Treatment. In the event such successor entity refuses to assume, replace or substitute Awards, on the terms provided above, pursuant to a Change of Control, then notwithstanding any other provision in the EIP to the contrary, such Awards shall have their vesting accelerate as to all shares subject to such Awards immediately prior to the Change of Control and then such Awards will terminate. In addition, in the event such successor entity refuses to assume, replace or substitute Awards, on the terms above, the Compensation Committee will notify you in writing that such Awards will be exercisable for a reasonable period of time determined by the Compensation Committee in its discretion, and such Awards will terminate upon the expiration of such period. Awards need not be treated similarly in a Change of Control.

For purposes of this Agreement, “Cause” shall mean termination of your employment because of:
(a)    any willful act or omission or any act of gross negligence that constitutes a material breach by you of this Agreement;

(b)    the willful and continued failure or refusal of you to substantially perform the duties required of you as an employee of the Company;

(c)    your conviction of, or a plea of nolo contendere to, a felony, under U.S. law or applicable state law or similar offense under non-U.S. law, or any misdemeanor or similar offense under non-U.S. law involving moral turpitude (other than any traffic- related offense);

(d)    any willful commission of an act of fraud, forgery, theft, misappropriation or embezzlement; or

(e)    any other willful misconduct by you that is materially injurious to the financial condition, business or reputation of, or is otherwise materially injurious to, any member of the Bunge Group;

provided, however, that, if any such Cause relates to subsections (a) or (b) of this Section 12, the Company may not terminate your employment for Cause unless (i) the Company first gives you notice of its intention to terminate and of the grounds for such termination within 90 days following such event and (ii) you have not, within 30 days following receipt of such notice, cured such Cause in a manner that is reasonably satisfactory to the Compensation Committee, or in the event such Cause is not susceptible to cure within such 30-day period, the Compensation Committee reasonably determines that you have not taken all reasonable steps within such 30- day period to cure such Cause as promptly as practicable thereafter.

For purposes of this Agreement, “Good Reason” shall mean any of the following:
(a)a failure by the Company to pay material compensation due and payable to you in connection with your employment;

(b)a material diminution of your authority, responsibilities or positions set forth in Section 3; or

(c)any relocation at the request of the Company to a location more than 50 miles of your principal place of employment;

provided, however, that no event or condition described in this Section 12 shall constitute Good Reason unless (i) you gives the Company written notice of your objection to such event or condition within 90 days following the occurrence of such event or condition, (ii) such event or condition is not corrected, in all material respects, by the Company in a manner that is reasonably satisfactory to you within 30 days following the Company’s receipt of such notice (or in the event that such event or condition is not susceptible to correction within such 30-day period, you reasonably determine that the Company has not taken all reasonable steps within such 30-day period to correct such event or condition as promptly as practicable thereafter) and (iii) you resign from employment with the Company not more than 30 days following the expiration of the 30-day period described in the foregoing clause (ii).

13.	Restrictive Covenants.
As a condition of your employment and the benefits set forth in this letter, you agree and acknowledge that you will be subject to the restricted covenants set forth in the EIP award agreement applicable to your equity awards.

14.	Withholding

Any amounts paid to you as an employee of the Company will be subject to all applicable withholdings and deductions.

15.	Share Ownership Requirements

You will be required to comply with the Company's share ownership requirements as in effect from time to time. The existing share ownership guidelines are set forth in Attachment A.

16.	At-will Employment

Your employment with the Company will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

17.	Section 409A

All payments under this offer will be subject to all applicable tax withholdings and payroll deductions. This offer letter is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A or an applicable exemption. Any payments under this letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this letter shall be treated as a separate payment. Any payments to be made under this letter upon a termination of employment shall only be made upon a "separation from service" under Section 409A. If payment of any amount subject to Section 409A is triggered by a separation from service that occurs while you are a “specified employee” (as defined by Section 409A) with, and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of your estate following the Employee’s death. If any payment subject to Section 409A is contingent on the delivery of a release by you and could occur in either of two years, the payment will occur in the later year.

18.	Clawback

Any amounts payable under this letter will be subject to any statute and/or regulation and any policy (whether currently in existence or later adopted) established by the Company that provides for the clawback or recovery of compensation.

19.	Amendment.

This letter may only be amended or modified by a written agreement executed by the parties to this letter or their respective successors or legal representatives.

20.	Governing Law

This letter shall be subject to the laws of the state of New York, without regard to conflict of law principles. The parties to this letter agree that any litigation or other proceeding commenced by either party shall be commenced in the federal or state courts of New York.

21.	Entire Agreement.

This letter and the referenced documents and agreements constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and the Company concerning those subject matters.

22.	Contingent Offer

This offer is contingent upon:

(a)Verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date.

(b)	Satisfactory completion of reference checks and a background investigation.

(c)	Successful completion of a drug screen.

This offer will be withdrawn if any of the above conditions are not satisfied.

23.	Representations

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non- competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with all relevant information, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company.

John, I am delighted that you will be assuming the role of Chief Financial Officer for Bunge. If this letter expresses your understanding of our agreement, your signature below will indicate your acceptance of the terms herein. Should you have any questions do not hesitate to call me.

Sincerely,

Deborah Borg

Chief Human Resources and Communications Officer Bunge Limited

Acceptance of Offer

I have read, understood and accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.
John Neppl

Signed .....................................................

Date ........................................................

[ATTACHMENT A]

BUNGE LIMITED
SHARE OWNERSHIP GUIDELINES

To better align the personal interest of senior management with the interests of Bunge's shareholders, the Board has established share ownership guidelines. The guidelines detail the minimum amount of Bunge common shares senior executives should hold. The guidelines took effect in 2005, and are required to be met within five years* of their effective date or, if later, from when the individual initially joins the Executive Committee.

The guidelines are based on a multiple of the executive's base salary. For Bunge's Chief Executive Officer, the guideline is six times base salary. For executives reporting directly to the Chief Executive Officer, the guideline is three times base salary.

Shares deemed to be owned for purposes of the share ownership guidelines include shares owned directly by the executive, hypothetical share units held under Bunge’s deferred compensation plans, 50 percent of the value of unvested time based restricted stock units and 50 percent of the difference between the exercise price and the fair market value of Bunge’s common shares for vested, in-the-money stock options. Unvested stock options and unearned performance-based restricted stock units do not count towards achievement of the guidelines. Senior executives are required to hold 50 percent of the net shares they acquire through Bunge's long-term incentive plans (such as stock options or restricted stock units) until the guideline is met, 100 percent if the guideline has net been met following the expiration of the five-year accumulation period*

*Measured as of April 30th following the fifth anniversary of the date of appointment. Acknowledged

Date: